EXHIBIT 5.1

OPINION OF JAMES C. LOCKWOOD

August 11, 2005

Keystone Automotive Industries, Inc.

700 East Bonita Avenue

Pomona, California 91767

Re:	Registration Statement on Form S-8 for the

Keystone Automotive Industries, Inc. 2005 Omnibus Incentive Plan;

1,850,000 shares of Common Stock, no par value

Ladies and Gentlemen:

I am the Vice President—General Counsel of Keystone Automotive Industries, Inc., a California corporation (the “Company”), and am rendering this opinion in connection with the registration of 1,850,000 shares of common stock, no par value (the “Shares”), of the Company, under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on August 11, 2005 (the “Registration Statement”).

I am familiar with the proceedings taken and to be taken by the Company in connection with the authorization, issuance and sale of the Shares, which are to be offered and sold by the Company pursuant to the Keystone Automotive Industries, Inc. 2005 Omnibus Incentive Plan (the “Plan”), and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed in the Plan. In addition, I have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records and instruments, as I have deemed necessary or appropriate for purposes of this opinion.

In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to authentic original documents of all documents submitted to me as copies.

I am opining herein as to the effect on the subject transaction only of the internal laws of the State of California, and I express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing, it is my opinion that the issuance of the Shares has been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery and payment therefor in the manner contemplated by the Plan, will be validly issued, fully paid and nonassessable.

I consent to your filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ James C. Lockwood

James C. Lockwood

Vice President—General Counsel

Keystone Automotive Industries, Inc.